                                                                  Exhibit 10.13

                                                      CONFIDENTIAL TREATMENT (1)

                            AMENDED AND RESTATED AGREEMENT
               FOR THE PROVISION OF A FIBER OPTIC TRANSMISSION NETWORK


         This AMENDED AND RESTATED AGREEMENT FOR THE PROVISION OF A FIBER OPTIC TRANSMISSION NETWORK (this "Agreement") is made and entered into effective as of the Effective Date (as hereinafter defined), by and between National Fiber Network, Inc., a Delaware corporation ("NFN"), and US ONE Communications of New York, Inc., a Delaware corporation ("US ONE").


                                      RECITALS:

         A. US ONE and NFN entered into that certain Agreement for the Provision of a Fiber Optic Transmission Network, dated as of April 16, 1996 (the "Original Agreement"), whereby NFN agreed to, among other things, provide US ONE exclusive long-term use, as described below, of certain dedicated capacity on NFN's fiber optic cable network and certain extensions thereof, as more particularly described below;

         B. US ONE and NFN have agreed to amend and restate the Original Agreement pursuant to the terms hereof;

         C. US ONE desires to use such dedicated capacity on such fiber optic cable network upon the terms and subject to the conditions set forth in this Agreement;

         D. NFN is the holder of a franchise (the "Franchise") granted pursuant to that certain Franchise Agreement between the City of New York (the "City") and National Fiber Network, Inc., dated as of December 20, 1993, as amended (the "Franchise Agreement"), pursuant to which NFN has the right to install, operate, repair, maintain, remove and replace cable, wire, fiber or other transmission medium in order to provide telecommunications services and high capacity fiber optic transmission facilities in the City;

--------------------
(1) Redacted portions have been marked with an asterisk (*). The redacted portions are subject to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

         E. NFN, through its wholly-owned subsidiary, National Fiber Network of New Jersey, Inc., is the holder of a license granted by the City of Jersey City to construct a fiber optic system within the City of Jersey City; and

         F. Pursuant to the terms of the Franchise Agreement, NFN has constructed a fiber optic cable transmission network consisting of 47 route miles of fiber optic cable in and around the City (as set forth on the map attached hereto as Exhibit A, the "Existing Network") and plans the construction of additional route miles of fiber optic cable and other construction constituting the Extended Network (as hereinafter defined).

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:

    1.   DEFINITIONS

         As used in this Agreement, the following terms have the respective meanings set forth below:

         "Additional Fiber" shall have the meaning set forth in Section 3.2 of this Agreement.

         "Affected Party" shall have the meaning set forth in Section 14 of this Agreement.

         "Affiliate" shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with that Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by way of equity ownership, contract or otherwise.

         "Colocation Point" shall mean a point designated by US ONE that is physically in, or virtually colocated in, a particular NYNEX serving wire center or central office and at which US ONE will interconnect the portion of the US ONE network to be provided over the facilities leased hereunder from NFN to the NYNEX local loops or other NYNEX communications network facilities.

         "Colocation Agreements" shall mean colocation agreements between NYNEX and US ONE allowing US ONE to establish Colocation Points for the purposes of this Agreement.

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         "Common Stock Equivalents" shall have the meaning assigned to such term in the Warrant.

         "Consumer Price Index" as used herein shall mean the Consumer Price Index published by the bureau of Labor Statistics of the United States Department of Labor for Urban Wage Earners and Clerical Workers for All Items for the New York/Metropolitan area, or shall mean the successor thereto.

         "CLEC" shall mean a certified local exchange company other than a LEC.

         "Current Market Value" shall mean, with respect to a share of common stock, par value $.01 per share (the "Common Stock"), of NFN as of any date (i) the fair market value per share of Common Stock, as reasonably determined in good faith by the Board of Directors of NFN, using an appropriate valuation method, assuming an arms' length sale to an independent party of all of the Common Stock of NFN, without giving regard to the lack of liquidity of the Common Stock or any discount for minority interests and assuming the conversion or exchange of all Common Stock Equivalents, including the Warrants, then outstanding and exercisable (whether at the time of determination or with the passage of time), or (ii) if there shall be a public market for the Common Stock, the average of the daily market prices for each day during the 30 consecutive trading days commencing 45 business days before such date as of which such a price can be established in the manner set forth below. The market price for each such business day shall be the last sale price on such day as reported in the Consolidated List Sale Reporting System or as quoted in the National Association of Securities Dealers Automated Quotation System, or if such last sale price is not available, the average of the closing bid and asked prices as reported in either such system, or in any other case the higher bid price quoted for such day as reported by The Wall Street Journal (or any successor publication) and the National Quotation Bureau pink sheets.

         "Effective Date" shall mean the date on which NFN shall complete the sale of common stock and/or other securities convertible into common stock for an aggregate purchase price of $30,000,000 or more.

         "Existing Central Offices" shall mean the Colocation Points located at 140 West Street and East 38th Street, New York, New York (which have been completed as of the date hereof).

         "Existing Network" shall have the meaning set forth in the recitals hereto.

         "Expiration Date" shall have the meaning set forth in Section 3.1 of this Agreement.

         "Extended Network" shall mean collectively the Existing Network, plus the fiber loops to the Existing Central Offices that have been extended off of the Network, and the Network Buildout.


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         "Extended Term" shall mean an extension of the Initial Term for an additional term of 13 years, commencing on December 21, 2008 and ending on December 20, 2021.

         "Fiber Mile" shall mean one fiber strand transversing one linear mile.

         "Force Majeure" shall have the meaning set forth in Section 14 of this Agreement.

         "Initial Term" shall mean the term of this Agreement, commencing on April 16, 1996 and ending on December 20, 2008.

         "LEC" shall mean an incumbent local exchange carrier or operating telephone company.

         "Lump Sum Payment Option" shall have the meaning set forth in Section
4.2 of this Agreement.

         "Lump Sum Price" shall have the meaning set forth in Section 4.2 of this Agreement.

         "More Favorable Terms" shall have the meaning set forth in Section
16.18 of this Agreement.

         "Most Favored Nations" shall mean the most favorable terms and lowest price offered to any customer on the relevant system at the time of determination.

         "Network Affiliate" shall mean any Person who, directly or indirectly, controls, is controlled by, or is under common control with NFN. As used in this definition, "control" means (i) the possession, directly or indirectly, of the power to elect at a majority of the board of directors or other similar governing body of such Person or (ii) the beneficial ownership of at least a majority of the voting capital stock or other beneficial interests with voting rights of such Person; provided, that notwithstanding the foregoing, a Network Affiliate shall be deemed to include any Person as to which NFN and/or Stephen Garofalo have the effective ability, directly or indirectly, to cause such Person to lease or otherwise grant the right to use such Person's fiber optic cable network to another Person.

         "Network Buildout" shall mean such expansion of the Existing Network as NFN may in its sole discretion build through the counties of Westchester, New York, Nassau, New York, and Suffolk, New York.

         "Note" shall have the meaning set forth in Section 4.1(b)(i) of this Agreement.

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         "NYNEX Cages" (sometimes referred to as "Cage") shall mean Colocation
Points.

         "Other Party" shall have the meaning set forth in Section 14 of this Agreement.

         "Outage" shall have the meaning set forth in Section 12 of this Agreement.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, corporation, trust, unincorporated organization, association, institution, public benefit corporation, entity, or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) and shall for all purposes include Stephen A. Garofalo and members of his immediate family, including his parents, siblings, spouse and children.

         "Term" shall mean the Initial Term and, if this Agreement is extended, the Extended Term.

         "Termination Point" shall mean any location where US ONE facilities begin and NFN facilities end.

         "US ONE POP" shall mean a specific geographical location designated by US ONE at which customers of US ONE may, through the related entrance facility, connect to the portion of the US ONE network to be provided over the facilities leased hereunder from NFN.

         "US ONE 12 Fiber Network" shall have the meaning set forth in Section 4.1(a) of this Agreement.

         "Warrant" shall mean a warrant to be dated April 16, 1996 substantially in the form of Exhibit A attached to that certain Amended and Restated Letter Agreement regarding Purchase and Sale of Warrant dated as of the date hereof by and between NFN and US ONE Communications Corp., a Delaware corporation.

    2.   LEASE

         2.1 NFN shall lease to US ONE, for the exclusive use of US ONE and its customers, an aggregate of * Fiber Miles, of which (i) * Fiber Miles represent current availability of * strands of dark fiber per linear mile on the Existing Network and (ii) * additional Fiber Miles may be designated by US ONE at any time during the Initial Term, either within the Existing Network or in any part of the Extended Network, in each case pursuant to technical specifications which will meet or exceed those attached hereto as Exhibit B.

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         2.2  The lateral extension policy attached hereto as Exhibit C shall be utilized to afford US ONE Most Favored Nations treatment with respect to fiber loops off of the Extended Network to commercial sites and to Colocation Points in addition to the Existing Central Offices requested by US ONE during the Term. US ONE shall be entitled to the benefits of any subsequent lateral extension policy so that it will always be afforded Most Favored Nations treatment with respect to such fiber loops. Notwithstanding the foregoing, in the event US ONE elects to install any additional Colocation Points which are designated in Section C of Schedule I attached hereto, NFN shall complete construction of such Colocation Points at the prices set forth on such schedule. Linear mileage comprising such fiber loops shall be counted for purposes of calculating the * Fiber Miles provided for in Section 2.1 and the * Fiber Miles provided for in Section 5.1.

         2.3 NFN shall cause the buildout, if any, of the Extended Network to be performed in compliance with technical specifications that meet or exceed the technical specifications set forth on Exhibit B attached hereto.

    3.   TERM

         3.1 Initial Term. Subject to Section 4, NFN leases, grants and conveys to US ONE the exclusive use of (i) * Fiber Miles (that is, the * Fiber Miles on the Existing Network as currently constituted plus * Fiber Miles that may be designated by US ONE from time to time pursuant to Section 2.1 hereof) plus any Option Fiber (as hereinafter defined) as to which the Option (as hereinafter defined may be exercised (as determined pursuant to Section 5.1), plus (ii) the fiber loops that have been extended off of the Existing Network to the Existing Central Offices on the Extended Network for a term commencing as of April 16, 1996 and terminating on December 20, 2008 (the "Expiration Date"), unless extended as provided in this Agreement. All rights and privileges granted to US ONE under this Agreement shall be irrevocable until the Expiration Date (unless extended).

         3.2 Extended Term. US ONE shall have the option to extend the Initial Term for an additional term of up to 13 years, which option shall be exercised by notice to NFN at least six months, but not more than 12 months, prior to the end of the Initial Term. In the event the Franchise is not extended for the entire Extended Term and US ONE has exercised its option to extend the Initial Term for the entire Extended Term, NFN shall, for such portion of the Extended Term as the Franchise shall not be in effect, provide US ONE, with an equivalent number of strands of additional fiber (Fiber Mile for Fiber Mile) ("Additional Fiber") on such portion of the Extended Network (or, at the option of US ONE, on any other NFN networks (including networks belonging to or controlled by Network Affiliates) which have been developed as of that point in time) outside the Franchise territory as shall be designated by US ONE for the Extended Term to compensate US ONE for the loss of its twelve strands of fiber in the Franchise territory.


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

    4.   LEASE PAYMENTS

         4.1 Payment for Initial Term. In consideration of the exclusive right to the long term use of * Fiber Miles on the Extended Network (as determined pursuant to Section 2.1 hereof), plus the fiber loops to the Existing Central Offices, US ONE shall prepay its lease payments for the Initial Term to NFN in accordance with the following:

              (a) As of April 16, 1996, US ONE has paid an advance lease payment to NFN in the sum of $100,000.

              (b) Upon written notification from NFN that the conditions precedent for the determination of the Effective Date have taken place, such written notification to be delivered to US ONE at least one business day prior to the Effective Date, on the date which shall be two business days after the Effective Date, US ONE shall (A) prepay additional lease payments aggregating $3,400,000 and (B) pay $130,000 for the cost of installation of fiber loops to Colocation Points at 140 West Street and East 38th Street, New York, New York. Such payments shall be made and satisfied by the simultaneous delivery and exchange of the following:

                   (i) US ONE shall deliver to NFN (A) that certain promissory note (the "Note") dated April 16, 1996 from NFN to US ONE in the principal amount of $4,900,000, marked "Canceled," together with delivery and release of all security instruments pledged or filed with respect thereto and (B) that certain stock subscription warrant (the "Subscription Warrant") dated December 13, 1996 from NFN to US ONE for the purchase of up to 25,000 Warrant Shares (as defined in the Subscription Warrant); and

                   (ii) NFN shall return to US ONE the balance of $1,370,000 in cash by wire transfer of immediately available funds to an account designated in writing by US ONE.

              (c) Payments to be made by US ONE pursuant to Section 4.l(b) above shall be applied as a prepayment of this Agreement entitling US ONE to the full and unfettered use, pursuant to this Agreement for the Initial Term (and the Extended Term to the extent US ONE exercises its right to so extend), of * Fiber Miles on the Extended Network, plus the fiber loops to the Existing Central Offices as set forth in Section 2.1 hereto, without any further obligation by US ONE in respect of such portion of the network whatsoever, whether under the terms of this Agreement or otherwise.

         4.2 Payments for Extended Term. Lease payments for the Extended Term shall be payable, at the option of US ONE, either (i) monthly at a rate per fiber mile equal to the lowest rate per fiber mile charged by NFN to any lessee of "dark" fiber optic capacity on the Extended Network at the time US ONE exercises its option


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
to extend for the Extended Term, or, alternatively, if US ONE shall opt to lease fiber on other NFN networks (including networks owned or controlled by Network Affiliates) in the Extended Term pursuant to Section 3.2 hereof, the lowest lease rate per fiber mile then charged to any lessee of dark fiber optic capacity on such network, or (ii) in a lump sum payment (the "Lump Sum Payment Option") equal to the present value of the lease payments described in Section 4.2(i) (which present shall be based upon discounting in accordance with standard financial procedures at an implied interest rate of 15% per annum, calculated monthly) (the "Lump Sum Price"); provided, that such present value payment shall not exceed an amount equal to $8,750,000 plus the percentage by which the Consumer Price Index as of December 2008 shall have increased over the Consumer Price Index as of April 1996 (the "Lump Sum Cap"); provided, further, that in the event NFN has not completed a minimum of 55 route miles of the Network Buildout at such time as US ONE elects to pay the Lump Sum Price, then the Lump Sum Cap shall be reduced to an amount equal to $8,750,000 times a fraction, the numerator of which is the number of Fiber Miles which are leased by US ONE as of the end of the Initial Term and the denominator of which is 2508. In the event US ONE elects to make payments pursuant to Section 4.2(i) hereof, the Extended Term shall continue for the entire Extended Term unless terminated by US ONE upon 30 days written notice to NFN. In the event US ONE elects the Lump Sum Payment Option, US ONE shall have the option, within 30 days after the exercise of such Lump Sum Payment Option, to put the Warrant or the securities issuable thereunder to NFN (assuming the Warrant has been issued) for a price equal to the greater of the Lump Sum Price or the Current Market Value of the securities underlying such Warrant. In the event US ONE elects to exercise the put option and the Current Market Value of the securities underlying the Warrant exceeds the Lump Sum Price, US ONE shall be entitled to receive from NFN in cash any excess of the Current Market Value over the Lump Sum Price. In the event the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of the Lump Sum Price shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics, or if the Bureau of Labor Statistics should fail to publish same, then with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by Prentice Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published and there is no successor thereto, such other index as NFN and US ONE may agree upon shall be substituted for the Consumer Price Index. If the parties hereto are unable to agree, then such matter shall be submitted to arbitration.

         4.3 Maintenance and Repair. NFN shall be responsible for, and shall provide directly, all maintenance and repair on the Existing Network and the Extended Network in a diligent, expeditious, good and workmanlike manner, using first class workmanship and materials, and NFN shall use its best efforts to cause the Extended Network to remain in good working order and condition at all times. US ONE shall always be entitled to the benefit of the highest standard of redundancy,



                                          8
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surveillance, maintenance and repair, including, without limitation, in regard to response time, alarm and monitoring and other surveillance systems, network redundancy and technical innovation, then provided to any customer of NFN. Notwithstanding the prior sentence, US ONE shall at a minimum be entitled to the surveillance, maintenance and repair standards set forth on Exhibit D hereto.
No charge shall be made by NFN for maintenance, surveillance, general system redundancy or repair on the NFN fiber optic network. NFN agrees that it shall at all times maintain remote monitoring of the fiber cable for surveillance purposes in substantial compliance with the specifications set forth on Exhibit D hereto and to ensure the integrity of such cable. The monitoring shall be accomplished through a remote optical test system connected to the fiber strands. Any fiber strands necessary for such fiber monitoring program shall be in addition to, and not deducted from, the fiber strands leased by US ONE hereunder.

    5.   ADDITIONAL FIBER CAPACITY

         5.1 In addition to the * Fiber Miles described in Section 2.1, US ONE shall have the option (the "Option") to lease from NFN, at any time during the Initial Term, up to * Fiber Miles (the "Option Fiber") on the Extended Network (pursuant to technical specifications which will meet or exceed those attached hereto as Exhibit B) for a term which will commence upon the date the Option is exercised and terminate on the last day of the Initial Term. US ONE shall exercise the Option by delivery of (i) a written notice to NFN and (ii) a prepayment of the lease for any such additional Fiber Miles as to which the Option is being exercised at the rate of * per Fiber Mile for each Option Fiber Mile that has been constructed and is operational. Notwithstanding the prior sentence, US ONE may exercise the Option for Option Fiber Miles that have not yet been constructed but as to which NFN offers, in its discretion, to US ONE as a result of a planned build-out (the "Offer"), but shall not be required to prepay for any such Fiber Mile until it has been constructed and is operational. US ONE may rescind an exercised Option for any unconstructed Option Fiber Mile unless construction has begun in respect of such Option Fiber Mile or is irrevocably scheduled to begin within 90 days of the date of rescission, as certified by an executive officer of NFN. Notwithstanding anything to the contrary herein contained, in the event that (i) NFN notifies US ONE that construction on any such Option Fiber Miles subject to the Offer has been halted or terminated or (ii) construction on any such Option Fiber Miles subject to the Offer is not substantially completed on the date which is 180 days after US ONE elects to purchase such Option Fiber Miles from NFN (each, a "Triggering Event"), then such number of Option Fiber Miles shall be subject to the Option for a period of 120 days after the occurrence of any such Triggering Event. Any Fiber Miles as to which the Option may be exercised pursuant to this Section 5.1 shall consist of a minimum of eight fibers and a maximum of 48 fibers per route mile, which number of fibers and location on the Extended Network of such Fiber Miles shall be designated by US ONE upon its exercise of the Option. The Option shall expire on November 1, 1998. Notwithstanding the foregoing, in the event that NFN has not completed a minimum


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of 55 route miles of the Network Buildout (the "Minimum Condition") by
November 1, 1998, the term of the Option shall be extended until such time as US ONE receives written notice from NFN that NFN has satisfied the Minimum Condition and for a period of 30 days thereafter.

         5.2 Commencing on the earlier of (i) the date on which US ONE exercises the Option in full pursuant to Section 5.1 hereof or (ii) November 1, 1998 if NFN has not completed the Minimum Condition and continuing for a period of 18 months thereafter, US ONE may, at its option, acquire additional fiber optic capacity on any NFN network (including networks belonging to or controlled by Network Affiliates), and NFN shall provide US ONE with such additional fiber optic capacity on a Most Favored Nations basis on such NFN network. Upon commencement of the installation by NFN of other fiber optic networks (including networks belonging to or controlled by Network Affiliates) during the Term, NFN shall, upon the request of US ONE, negotiate in good faith a lease to US ONE for a portion of such network, such lease to be provided for on a basis substantially the same as the lease provided under this Agreement. NFN agrees that it will not, nor will any of its Affiliates, take any action the purpose or effect of which would be to contravene the benefits which would otherwise accrue to US ONE from this Section 5.

    6.   TERMINATION OF FRANCHISE

         NFN shall use its best efforts to enter into an agreement with the City whereby, in the event of the termination of the Franchise for any reason, the City will agree to honor, and will cause (i) any subsequent holder or holders of the Franchise, or (ii) any entity that purchases substantially all of NFN's hard assets to honor, this Agreement. NFN agrees to use its best efforts to enter into such an agreement with the City within six months after commencement of the Initial Term.

    7.   PROHIBITION ON RESALE

         During the Term, US ONE shall not, directly or indirectly, sublease, condo, sublicense or wholesale to any third party fiber optic capacity on NFN's network unless such fiber such fiber optic capacity is distributed through US ONE's transmission system.

    8.   REMEDIES ON DEFAULT

         In the event (i) NFN defaults materially under this Agreement including, without limitation, any representations or warranties set forth in
Section 15 hereof, and (ii) such default or defaults results in the loss or substantial diminution of effective use of the Extended Network to US ONE as contemplated by this Agreement, then after notice from US ONE and the expiration of any applicable grace periods, NFN shall provide US ONE with additional fiber optic capacity on NFN's then existing Extended Network (and/or, at US ONE's option, other NFN networks,


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
including networks belonging to or controlled by Network Affiliates) equivalent to the aggregate number of fiber miles US ONE would have been entitled to receive had no default occurred. In addition to the relief specified in the preceding sentence, NFN shall provide US ONE with two dedicated fiber strands to each commercial or residential property then accessed by any of NFN's networks. Attached hereto as Exhibit E is a list of ten office complexes into which NFN currently has spur connections.

         Notwithstanding anything contained in the first paragraph of this
Section 8, NFN shall not be deemed to be in default under this Agreement if such default is the result of an event of Force Majeure (as hereinafter defined), provided, however, that NFN shall use its best efforts to resume and/or provide service to US ONE as soon as reasonably practicable after the occurrence of an event of Force Majeure.

    9.   TAXES

         US ONE agrees to pay any customer sales, use, gross receipts, excise, excess, bypass, or any other local, state, or federal taxes or charges to the extent such charges are imposed upon or based upon US ONE's purchase and use of the services and products provided herein. US ONE shall not pay any amounts to the extent such amounts are related to (i) NFN or the Extended Network, (ii) employees, contractors, subcontractors, agents, or representatives of NFN, or
(iii) the Franchise Agreement, all of which shall remain the sole responsibility of NFN.

    10.  INSURANCE

         Each of NFN, any contractor and any subcontractor shall procure and maintain, at its own cost and expense, the following types of insurance and coverage during the Term of this Agreement:




Type of Insurance                           Minimum Amount

(1) Worker's compensation and all           As required by State law
    occupational disease

(2) Employer's liability including all      $100,000 per occurrence
    occupational disease when not
    so covered by Worker's compensation
    above

(3) Commercial General Liability            $1,000,000 per occurrence

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

    (comprehensive) including contractual   and annual aggregate
    liability, product and completed
    operations, business interruption,
    bodily injury and property damage
    combined


Type Of Insurance                           Minimum Amount

(4) Automobile liability (comprehensive),   $1,000,000 per occurrence
    bodily injury and property damage
    combined

(5) Umbrella liability                      $2,000,000 per occurrence and
                                            annual aggregate

NFN shall issue US ONE an insurance certificate and a copy of such policies, naming US ONE as an additional insured as to (3) and (5) above. All such insurance policies shall be issued by an insurer duly licensed and authorized to conduct insurance business in New York and having a policyholder's and financial rating of "AIX" or better. At least thirty (30) days prior to the expiration of any policy, NFN shall furnish paid receipts and other evidence satisfactory to US ONE that such policy has been renewed or replaced. In addition, all policies shall be written so as to require ten (10) days' prior written notice delivered to US ONE for any cancellation or termination.

         US ONE shall maintain Commercial General Liability Insurance (comprehensive) of at least $1,000,000 per occurrence and annual aggregate, which shall name NFN as an additional insured.

    11.  INSTALLATION OF DARK FIBER OPTIC CABLE NETWORK

         If NFN's use of the Existing Network and the Extended Network results in the necessity of additional construction, installation, maintenance or repair in order to comply with NFN's obligations hereunder, NFN at all times shall remain responsible for all costs and expenses of same and shall proceed with such additional construction promptly and in a diligent and workmanlike manner consistent with the technical and engineering standards contemplated herein.

         NFN shall terminate the fiber at an identified fiber termination panel at each Termination Point and shall not be responsible in any manner whatsoever, including for maintenance, repair or replacement for any extensions into US ONE facilities from any Termination Point. NFN shall in no way be responsible for any damages or losses caused by its fiber cable except as a result of the negligent act or omission or deliberate misconduct of NFN or NFN's employees, agents, contractors or subcontractors.

    12.  MAINTENANCE OF FIBER OPTIC CABLE NETWORK

         As used in this Agreement, in supplement to the standard of care described in Section 4.3 hereof, NFN's obligation to maintain fiber cable and transmission equipment in good working order and condition shall mean in accordance with best industry practices but in any event the fiber optic cable splice loss shall not exceed .1 dB. Projected dB losses for each route are presented on Exhibit F attached hereto.

         In the event of physical damage or severance to, or a break in, any Fiber Span, NFN shall respond directly, promptly, diligently and as expeditiously as practicable, not to exceed two (2) hours, and shall restore such Fiber Span within four (4) hours. Service will be provided seven (7) days a week, twenty-four (24) hours a day. "Fiber Span" as used herein shall mean the fiber optic cable originating from a fiber patch panel and terminating at another fiber patch panel. "Outage" as used herein means Complete Interruption of Service for one (1) or more particular circuits. A "Complete Interruption of Service" as used herein shall mean an interruption of US ONE's traffic over any circuit resulting from the interruption of US ONE's traffic over any Fiber Span, whether or not due to the physical damage or severance of, or breaks in, such Fiber Span, which is not prevented within 50 milliseconds by means of physical or electronic protection that reroutes such traffic over another Fiber Span.
NFN shall pay to US ONE the sum of (i) $1,000 per hour for each Outage of greater than four (4) but less than or equal to 12 hours; (ii) 5,000 per hour for each Outage of greater than 12 but less than or equal to 24 hours; and (iii) $10,000 per hour for each Outage of greater than 24 hours. NFN shall remit such payments to US ONE within five business days of the end of the month in which such Outage occurs; provided, that until July 1, 1997, NFN may defer the payment of any such amounts by crediting to the account of US ONE an amount equal to the payments otherwise required to be made, which shall be used by US ONE to offset any amounts owed by US ONE or its Affiliates to NFN whether under this Agreement or otherwise and on July 1, 1997, any amounts so credited to the account of US ONE that have not been offset shall be paid in cash to US ONE by NFN.

         If NFN is required to relocate any section of the Existing Network or the Extended Network, NFN will be solely responsible for the cost and implementation of such relocation. NFN will give US ONE a minimum of six months written notice of any such relocation. Any such relocation will not cause any change in the performance of the network to US ONE. Any US ONE Outages caused by such relocation will not exceed one hour.

         NFN will maintain a reasonable and customary inventory of spare cable in the event cable repair is needed.

         Upon prior written request a reasonable time in advance, NFN shall have the right to inspect US ONE's use of the fiber cable during normal business hours (9 a.m. to 5 p.m.) on business days. Such inspection shall be conducted only to comply with applicable regulatory requirements or as part of maintenance or repair related to this Agreement, and NFN shall use its best efforts to effectuate inspection urgently, expeditiously and with no interruption of US ONE's operations and security.

         It is expressly understood, acknowledged and agreed that NFN is and remains the owner of the Extended Network, except in the event that NYNEX policies toward CLEFs or regulatory authorities require ownership of cable inside the NYNEX wire centers, the parties hereto agree that US ONE shall obtain ownership of such cable from NFN as joined at a theoretical splice point to be determined in accordance with the applicable policy or regulation. It shall be the responsibility of US ONE to maintain all cable that it shall be required to own as provided in immediately preceding sentence; provided, that NFN shall incorporate such US ONE owned portions of the Extended Network into its full network control fault isolation and diagnostic system and shall cooperate fully with US ONE in detection, fault isolation and diagnosis of cable within the US ONE owned portions of the Extended Network. Except as set forth in the immediately preceding sentence, nothing in this Agreement shall be construed as conveying to US ONE any ownership right, title or ownership interest in the fiber.

    13.    TERMINATION OF AGREEMENT

         If one or more of the following events of default shall occur, US ONE shall have the right to immediately terminate this Agreement:

         (a) NFN materially breaches its obligations under the second paragraph of Section 12 of this Agreement dealing with Outages; or

         (b) NFN breaches any other material term or condition of this Agreement in any material respect with the exception of a breach for which a remedy is available under Section 8 hereof, and such breach remains uncured (i) as to maintenance and repair obligations, three (3) days, and (ii) otherwise twenty (20) days after NFN has received notice of such uncured breach; provided, however, that if the breach is of a nature or involves circumstances reasonably taking more than three (3) days or twenty (20) days, respectively, to cure, the time period shall be extended for so long as may be required, as long as NFN shall proceed urgently and expeditiously to cure same; or

         (c) NFN becomes insolvent or applies for or consents to the appointment of a receiver, trustee or similar officer for it or any substantial part of its property or assets, or any such appointment is made without such consent by NFN and remains undischarged for a period of sixty (60) days; or

         (d) NFN consents to the institution of a petition, application, answer, consent, default or otherwise of any bankruptcy, insolvency or reorganization, or any such proceeding is involuntarily instituted against NFN and remains undischarged for a period of sixty (60) days.

         Notwithstanding any other remedies available to US ONE upon the occurrence of an event of default by NFN, US ONE, its officers, attorneys, accountants and other authorized representatives, upon reasonable notice to NFN, shall be afforded reasonable access during normal business hours to the employees, assets, facilities and the books and records of NFN so as to afford US ONE full opportunity to make such review, examination and investigation of the business as US ONE may desire to make in verifying that it has been afforded Most Favored Nations treatment in accordance herewith. US ONE will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith.

    14.  FORCE MAJEURE

         Neither NFN nor US ONE shall be considered in breach of this Agreement or liable for any expense, loss or damage resulting from delay or prevention of performance caused by any act attributable to an occurrence of an event of Force Majeure. Neither party shall, however, be relieved of liability for failure of performance due to a claimed Force Majeure hereunder if such failure is due to causes arising out of its own negligence or to removable or remediable causes that it fails to remove or remedy with reasonable dispatch.

         The term "Force Majeure" shall mean any cause beyond the control of the party affected which by exercise of due foresight such party could not reasonably have been expected to avoid and, which by exercise of due diligence, such party shall be unable to overcome during the period while such party shall continue to exercise such due diligence, including, but not limited to, failures of facilities, changes in laws except tax laws, rules, regulations, etc., flood, earthquake, storm except for weather conditions normal to the area, fire, lightning, epidemic, war, riot, civil disturbance, sabotage, inability due to the previously mentioned conditions to obtain material, fuel or supplies in adequate quantities, or restraint by court order or public authority. Nothing contained herein, however, shall be construed to require either party to prevent or settle a strike (other than a strike by employees of a contractor) against its will.

         Any party affected by an event of Force Majeure (the "Affected Party") shall notify such other party (the "Other Party") promptly of any occurrence or condition which in the Affected Party's opinion warrants an extension of time. Such notice must be submitted in writing to the Other Party within five days or such sooner date as is practicable after such delay is known to the Affected Party, or shall, in the exercise of reasonable diligence, become known. Such notice shall specify in detail the anticipated length of delay, the cause of the delay, and a timetable by which any remedial measures shall be implemented. Failure to provide such notice within such period shall constitute a waiver by the Affected Party of any request for extension applicable to any period prior to the date such notice is actually received by the Other Party. The Other Party shall acknowledge receipt of the Affected Party's notice within ten (10) days of its receipt advising of its acceptance or rejection or further consideration. If the Other Party reasonably requires further information in order to consider the request, the Affected Party shall supply such information within ten (10) days and, if the Affected Party fails to provide such information, the Affected Party's original notice shall be deemed not to have been given.

    15.  WARRANTIES AND INDEMNITIES

         NFN represents and warrants to US ONE that

         (a) NFN has obtained or will obtain, when and if required by any regulatory agency or court of law, all regulatory approvals, permits, orders or consents necessary to be obtained by NFN to timely effectuate the terms and provisions of this Agreement, including the timely completion of the Network Buildout; and

         (b) NFN shall comply with all applicable laws, rules and regulations related to the performance of its obligations under this Agreement; and

         (c) NFN is bound hereunder through its duly authorized signatory below and is duly formed, validly existing and in good standing under the laws of the State of Delaware; and

         (d) this Agreement is not prohibited or in violation of or inconsistent with the charter or bylaws of NFN or any other agreement signed by NFN or which binds NFN and no such agreement will adversely affect US ONE's use and enjoyment of the fiber for US ONE's purposes; and

         (e) a default by NFN under this Agreement will cause trouble harm and loss to US ONE for which US ONE may lack an adequate remedy at law (e.g., money damages). Consequently, NFN agrees that US ONE may seek, and be entitled to obtain, restraints and/or injunctions against NFN from any court of competent jurisdiction to protect US ONE's business operations without same constituting an election of remedies available hereunder or otherwise at law or in equity. In addition, NFN acknowledges and agrees that in the event of a default by NFN hereunder, US ONE shall be entitled to specific performance; and

         (f) NFN acknowledges and agrees that this Agreement, to the extent it is subject to regulation by the Federal Communications Commission, is an agreement that is not subject to the filing requirements of Section 211 (a) of the Local

Telephone Network Act of 1934 (47 U.S.C. Section 211 (a)) as implemented in 47 C.F.R. Section 43.51, and NFN is not a carrier as such term is used in such Act;

         (g) no representation or warranty by NFN contained in this Agreement, and no statement in any document (included, without limitation, all documents executed in connection with any other transaction or transactions consummated substantially concurrently with this Agreement), list, certificate or other instrument or to be furnished by or on behalf of NFN or any Affiliate thereof to US ONE or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, list, certificate or other instrument. NFN has not failed to disclose to US ONE any fact which would reasonably be determined to have a material adverse effect on the business, financial condition, results of operations or prospects of the business, or which is otherwise material to the business; and

         (h) there are no presently existing federal, state or local regulatory fees or penalties, including fees under the Franchise, to which US ONE will be subjected as a result of the execution and delivery of this Agreement and the related transactions.

         US ONE shall indemnify, defend and hold NFN, its directors, officers, agents, representatives and employees ("NFN Parties") harmless from and against any claims, demands, losses, costs, damages, expenses and foes of any kind or nature whatsoever arising from or related to death, personal injury or property damage, and for reasonable legal fees to the extent asserted by persons other than the NFN Parties arising from or out of US ONE's performance of or failure to perform any term, condition or obligation of US ONE under this Agreement.

         NFN hereby agrees to indemnify, defend and hold harmless US ONE and US ONE's partners, directors, officers, agents, representatives and employees from and against any and all claims, demands, losses, costs, damages, expenses and fees of any kind or nature whatsoever arising from or related to death, personal injury or property damage, and for reasonable legal fees arising from or out of NFN's obligations or NFN's performance of or failure to perform any term, condition or obligation of NFN under this Agreement or any related act or omission of NFN. This Indemnity includes, without limitation, acts or omissions of NFN's officers, agents, contractors, subcontractors, licensees, invitees, representatives and employees.

         The above indemnities shall survive the expiration or earlier termination of this Agreement.

    16.  MISCELLANEOUS

         16.1 Status of Parties. The parties to this Agreement expressly state, and understand, that the obligations and rights hereunder in no way constitute them as partners, joint venturers or otherwise related in any way, and that neither has any power under this Agreement to bind or commit the other in any way to any third party or parties.

         16.2 Amendments, Alterations and Modifications. Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by both parties.

         16.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is the explicit intention of the parties hereto that no person or entity, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors or permitted assigns.

         16.4 Special and Consequential Damages. In no event shall either party be liable to the other for special or consequential damages as a result of its performance or nonperformance of this Agreement, and each party hereby waives and releases the other from those specific types of damages.

         16.5 Confidentiality. Each of NFN and US ONE reaffirms and rememorializes its respective confidentiality obligations related to this Agreement as set forth on Exhibit G attached hereto.

         16.6 Subsidiaries. NFN consents to the exercise by any subsidiary of US ONE of the rights, and the performance by any such subsidiary of the obligations, of US ONE hereunder.

         16.7 Leasing other Facilities. This Agreement shall not prevent US ONE from leasing the facilities of any other network provider, whatever the location and whatever the terms thereof.

         16.8 Notices. All demands, reports, approvals or other communications which may be or are required to be given, served or sent pursuant to this Agreement shall be in writing and shall be hand delivered or sent by recognized overnight carrier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

              If to NFN, to:

                   National Fiber Network, Inc.
                   110 East 42nd Street
                   New York, New York 10017
                   Attn:   Stephen A. Garofalo
                        Howard Finkelstein

              with a copy to:

                   Skadden, Arps, Slate, Meagher & Flom
                   919 Avenue, 32nd Floor
                   New York, New York 10022
                   Attn:  Greg Fernicola

              If to US ONE, to:

                   US ONE Communications of New York, Inc.
                   One Lincoln Centre
                   5400 LBJ Freeway, Suite 700
                   Dallas, Texas 75240
                   Attn: James H. Sturges

         with a copy to:

                   Weil, Gotshal & Manges LLP
                   100 Crescent Court, Suite 1300
                   Dallas, Texas  75201
                   Attn: Mary R. Korby

Notices shall be effective when properly sent and received, refused or returned undeliverable. Either party can notify the other of an address change pursuant to this notice provision.

         16.9 Severability. If any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under any applicable law, same shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of said Agreement. In such event, the parties shall negotiate in good faith to amend this Agreement to comply with applicable law while preserving, to the maximum extent feasible, the mutual benefits of this Agreement.

         16.10 Further Assurances. To the extent that any statute, regulation or policy passed or adopted after the date hereof materially alters in a negative manner the practical realization of the value of this Agreement to US ONE, NFN agrees to modify this Agreement so as to preserve the practical realization by US ONE of the value of this Agreement.

         16.11 Exhibits. Exhibits are an integral part of this Agreement. "Will" and "shall" have the same meaning in this Agreement. "Including" or "include" shall mean "including without limitation."

         16.12 Waiver. No failure or delay on the part of either party hereto in exercising any right, power or privilege hereunder and no course of dealing between the parties shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         16.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided herein.

         16.14 Titles and Headings. Section headings contained in this Agreement are inserted for convenience of reference only. Such headings shall not be deemed to be a part of this Agreement for any purpose and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.

         16.15 Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to any other state's choice of law principles.

         16.16 Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required.

         16.17 Publication. Neither NFN nor US ONE shall publicize or disclose any aspect or contents of this Agreement or its relationship with the other party to this Agreement, in any way, without the other party's prior written consent and specific approval, in such party's sole discretion, except as required by law, rule or regulation or to a lender or prospective lender or bona fide investment banker. Such consent shall not be unreasonably withheld as to a bona fide investor, partner or joint venturer.

         16.18 Most Favored Nations. Notwithstanding anything in this Agreement, NFN agrees to treat US ONE to Most Favored Nations status for the Term of this Agreement. NFN warrants that all financial terms, warranties and provisions regarding termination or expiration provided in this Agreement are equivalent to or better, as a whole, than the terms and provisions offered by NFN to its current customers. In addition, if during the Term of this Agreement NFN enters into any other agreement(s) with any other customer(s) providing such customer(s) with more favorable financial terms, warranties or provisions regarding termination or expiration, taken as a whole, then this Agreement shall be deemed appropriately amended to provide such better terms ("More Favorable Terms") to US ONE, unless US ONE elects, in writing, to reject such new term(s) or provision(s). NFN shall promptly provide US ONE with any refund or credits thereby created.

         16.19 Assignment. Neither NFN nor US ONE may assign this Agreement, in whole or in part except by operation of law, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and except as consistent with regulatory authorizations.

         Notwithstanding the immediately preceding paragraph, US ONE may assign this Agreement to any Affiliate or as a security interest to a lender without NFN's consent. In addition, NFN shall be permitted to assign this Agreement without US ONE's consent to a corporation of which it owns at least a majority of the voting stock and controlling interest or any Affiliate. Upon any assignment under this Section 16.19, the assignor shall remain responsible for performance under this Agreement and shall guaranty any and all continuing financial obligations hereunder. This guaranty shall be primary, joint and several. Any assignee shall expressly assume all liabilities hereunder prior to the effectiveness of such assignment.



[REMAINDER OF PAGE  INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the Effective Date.


NATIONAL FIBER NETWORK, INC.      US ONE COMMUNICATIONS OF NEW YORK, INC.



By:                                     By:
   ---------------------------             --------------------------------
     Stephen A. Garofalo,                    James H. Stugres,
     President                               President

                                      Exhibit A


                  Map of Manhattan, Brooklyn, Queens and New Jersey

                                      EXHIBIT B

                               Optical Fiber Properties

Fiber Type:        Single Mode Dispersion Unshifted Optical Fiber

Manufacturer: Sumitomo Electric Lightwave Corporation

Construction

              Glass Fiber                            Coating
    Cure                    Cladding

Diameter      Typically     Diameter  125=1.0 um     Material  UV-Acrylate
              8.3 um

Non-          LESS THAN     Non          < 1.0%   Inked 250 PLUS MINUS 15 um
Circularity   MINUS 5%      Circularity           Diameter

Core/Clad-    < 0.8 um
ding Offset

Optical Characteristics

         Property                                     Specification

Point Discontinuities at 1310/1550 nm               LESS THAN MINUS 0.10 dB
Water Peak Attenuation at 1383 nm                   LESS THAN MINUS 2.0 dB/km
Attenuation Change vs. Wavelength  1285 to 1330 nm  < 0.10 dB/km
                                   1525 to 1575 nm  LESS THAN MINUS 0.05 dB/km

Attenuation Change vs. Bending     100 wraps/75 nm  LESS THAN MINUS 0.10 dB
                                   1 wrap/32 nm     LESS THAN MINUS 0.50 dB

Zero Dispersion Wavelength                          1300-1322 nm

Maximum Dispersion at 1310/1500 nm                  LESS THAN MINUS 3.2/18.0
                                                          ps/nm.km
Zero Dispersion Slope                               LESS THAN MINUS 0.092
                                                          ps/nm(2)
Mode Field Diameter                  1310 nm        9.3 PLUS MINUS 0.5 um
                                     1550 nm

Cabled Fiber Cutoff Wavelength                      < 1260 nm

Group Index of Refraction         1310 nm             1.466
                                  1550 nm             1.467

                                        DRAFT


Mechanical Characteristics

              Property                                Specification

              Proof-test Stress                     100 kpsi
              Fiber Curl Radius                     GREATER THAN MINUS 2 meters
Minimum Bend Radius                         Short   16.0 mm
Term                                                37.5 mm

Term                             Long

                        System Constituents and Designations

                                            RNB-System 1

Span 1 (Primary)                            Span 2 (Secondary)

Routing:                                    Routing:
111 Pavonia to 1 W39th St.                  1 W39th St to 111 Pavonia
via Holland Tunnel (north tube)             via Holland Tunnel (south tube)

Number of Fibers = 1                        Number of Fibers = 1

         It is important to note that NFN's Fiber Monitoring Program will consider the attached fiber trace with its associated attenuation, length, etc., as the reference for surveillance purposes, thereby reacting to variations from this reference for alarming and restoration notification. The degree of variation from the reference trace necessary to generate an alarm will be specified in this report. Fiber monitoring is conducted via maintenance fiber(s) that emulate customer systems completely from one Customer Fiber Distribution Panel (CFDP) to the next.

         It is critical that the customer only utilize the ports on the CFDP that are specified in this report as other ports may be under use by NFN's monitoring program and for future provisioning. The use of these ports by the customer would jeopardize NFN's ability to conduct surveillance on the system under use and possibly other systems in the surrounding area.

         NFN has provided patchcords for connection from the CFDP to the end equipment as per the customer's request. These jumpers are of a length and with specific end connector-types as specified in this report. While these connectors have been supplied in the original packaging in which they were received from the manufacturer, shipping and handling may cause dust and dirt to accumulate on the connector endface, adversely affecting optical performance. Therefore, prior to using any fiber connector, NFN recommends cleaning with isopropyl alcohol of purity 95% or higher, via the following procedure: wipe the ferrule sides and endface of the connector with an alcohol-dampened lint-free cloth; wipe again with a dry lint-free cloth and finally, blow across the ferrule with compressed air.

         This report contains the following pertinent information:

         -    properties of the optical fiber.

         -    geographical map detailing each fiber system pictorially.

         -    routing and footages of each fiber system.

         - OTDR trace of each fiber system with a table of optical events en route.

         - End-to-end attenuation for each fiber at both 1310nm and 1550nm wavelengths.

         - Loss thresholds that would generate alarming and notification procedures.

         - Specification of ports to be utilized by the customer at the CFDP.

         -    Patchcord lengths provided with type of end connectors.

                                        DRAFT


                             System 1 - Span 1 - Fiber 1


Summary: Total route length = 30271

         Attenuation    = 3.35 dB @ 1310 nm
                        = 2.53 dB @ 1550 nm

                                        DRAFT


                            OTDR Trace (1310 nm)- Fiber 1

Note:    Trace generated from 1 W.39th St. location.






                                        GRAPH

                                    Trace Analysis

    Feature   Location (feet)     Reflection (dB)     Loss (dB)
    Launch    0                   -
    Fusion    20784               -                   0.315
    Fusion    28461               -                   -0.08
    End       30271               -

Results: End of fiber found at 30271 ft
         Fiber under test loss: 3.35 dB

                             OTDR Trace (1550 nm) Fiber 1

Note:    trace generated from 1 W39th St location









                                        GRAPH







Trace Analysis

    Feature   Location (feet)     Reflection(dB)      Loss(dB)
    Launch    0                   -
    Fusion    10091               -                   0.115
    Fusion    20851               -                   0.547
    End       30271               -

Result:  End of fiber found at 30271 ft.
         Fiber under test loss:  3.35 dB

                             System 1 - Span 1 - Fiber 1

Summary: Total route length = 38962 feet

         Attentuation   = 5.38 dB @ 1310 nm
                        = 3.87 dB @ 1550 nm

                        OTDR Trace (1310 nm) - Fiber 1








                                        GRAPH

                                    Trace Analysis

Feature  Location (feet)     Reflection (dB)     Loss (dB)
Launch   0                   -
Fusion   16066               -                   0.065
Fusion   24916               >31.73              -0.771
End      38962               -

Results: End of fiber found at 38962 ft
         Fiber under test loss: 5.38 dB

                             OTDR Trace (1550 nm) Fiber 1

Note:    trace generated from 1 W 39th St location





                                        GRAPH

                                    Trace Analysis

Feature  Location (feet)     Reflection (dB)     Loss (dB)
Launch            0                 -
Fusion         7937                 -              0.215
Fusion        15924                                0.097
Mechanical    24925          > 35.06               0.726
Fusion        28972                                0.126
End           38971

Results: End of fiber found at 38971 ft
         Fiber under test loss: 3.87 dB

Loss Thresholds

This table represents the attenuation values that would generate an alarm on each fiber as per NFN's Fiber Monitoring Program.

                              Deviations from Reference

                                  Span 1 - Fiber 1         Span 2 - Fiber 1

End to end fiber loss             3.0 dB                   3.0 dB
Fusion splice loss                0.15 dB                  0.15 dB
Mechanical/Grouped Event loss     0.20 dB                  0.20 dB
Reflectance                       5.00 dB                  5.00 dB

                                   Absolute Values

                                  Span 1 - Fiber 1         Span 2 - Fiber 1

Fusion splice loss                1.00 dB                  1.00 dB
Mechanical splice loss            3.00 dB                  3.00 dB
Reflectance                       20.00 dB                 20.00 dB

Customer Fiber Distribution Panel - Port Assignment

Location: 111 Pavonia

Port Assignment:   Span 1 - Fiber 1 : port 1
                   Span 2 - Fiber 1 : port 8

                                  Shaded ports are for customer use

                                        GRAPH

Port Assignment:   Span 1 - Fiber 1 : port 1
                   Span 2 - Fiber 1 : port 8

                                  Shaded ports are for customer use

                                        GRAPH

Patchcords

    Length         End Connectors      Number
    30 feet        SC/SC               2
    45 feet        SC/FC               2

                             EXHIBIT C TO LEASE AGREEMENT
                                       BETWEEN
                             NATIONAL FIBER NETWORK, INC.
                                         AND
                             US ONE COMMUNICATIONS CORP.

LATERAL EXTENSION POLICY OF NATIONAL FIBER NETWORK, INC.

         The policy of NFN with respect to construction cost reimbursement and monthly charges for extension from its Network Backbone to locations requested by a customer is as follows

         (i) The NFN customer requesting a fiber connection from the NFN Network Backbone to a specific location shall pay to NFN the cost which it incurs for such construction plus 20% thereof measured from the Splice Point off of the Network Backbone to the point at which the connection terminates (the "Termination Point") at the subject premises (the "Lateral Extension"). The cost paid by the customer for such construction is referred to herein as the "Lateral Extension Cost";

        (ii) Upon lease of fiber in the Lateral Extension to additional NFN customers, each such additional customer shall pay to NFN a portion of the Lateral Extension Cost equal to its pro rata portion thereof (based upon the total number of customers leasing fiber in the Lateral Extension). Such payments shall be distributed equally by NFN to each prior NFN customer which has already contributed to the construction of the Lateral Extension;

       (iii) Customers utilizing the Lateral Extension shall pay to NFN a monthly lease per fiber mile at the rate of $250 per fiber mile with a minimum of two fibers measured from the Splice Point on the Network Backbone to the Termination Point at the subject premises;

        (iv) All customers leasing fiber on the Lateral Extension shall pay their respective pro rata cost of any easement, right of way, or other similar charge incurred by NFN for the right to maintain the Lateral Extension, as and when such charges are incurred.

                                      EXHIBIT D

                                    ADMINISTRATION

         NFN's Monitoring Program will provide standard procedures, such as the cable and specific fiber IDs within each sheath and origin and destination of each fiber, and OTDR traces of each fiber path (at both 1310 nm and 1550 nm wavelengths) will be recorded along with the locations of all optical events (splices, connection points, etc...) en route. The database will maintain a manhole progression for each route which correlates optical distances obtained via the OTDR to physical landmarks such as manholes, buildings, bridges, etc. Locations of slack coils and ring cuts will also be indicated which facilitates expeditious response to maintenance requirements.

                               CABLE MONITORING SYSTEM

         NFN's monitoring system will at all times be based on state-of-the-art OTDR technology with the capability of actively examining multiple fibers, each with its own set of test parameters. The resultant traces will be linked to physical landmarks in their path via a geographical graphical user interface which facilitates a visual depiction of fiber routings.

         NFN will monitor the complete routing of each customer system by emulating its path in a maintenance fiber in the same sheath as the active fiber. The full complement of maintenance fibers will be set in surveillance mode at the OTDR, as described below, which entails continuous monitoring.

Testing of fibers will be conducted in three modes:

1. On-Demand Testing - This test will be used by a particular user (Maintenance Center Analyzer) to exercise a test of a select fiber ID and will return an OTDR trace and summary report of all pertinent information in regard to the select fiber. The test results will be then be referenced to an "as-built" trace. The On-Demand test will be performed in either Fault Locate or Maintenance mode. The fault locate mode will be used to locate "gross" problems (cable cuts) while Maintenance mode will be used to perform a detailed analysis of selected fibers referenced to established NFN thresholds.

2. Auto-Routining - This function will be used to execute a test of select fibers at programmable times and dates. The scheduling time frames will be hours, days or weeks with a multitude of scheduling parameters. This function will be used to observe any degradation in the fiber under test and will issue alarms if analysis indicates differences from threshold settings.

3. Local Surveillance - Will execute repetitive tests of selected fibers (Maintenance fibers) continuously, comparing the resultant trace to the stored reference trace, thereby establishing "full-time surveillance".

                           FAULT ISOLATION AND RESTORATION

    NFN's Cable Monitoring System will immediately identify the location and nature of a fault. This information will be automatically depicted on the geographical interface of the system along with the nearest physical landmarks surrounding the problem. NFN's restoration parameters will require a response time of 2-4 hours. Within the 2-4 hour corridor, analysis, restoration requirements and internal and external escalation notification procedures will be completed. The following details the procedures:

1. Analysis - Once an alarm is received at the Maintenance Center, the Analyzer will review the fiber in alarm and determine the nature of the problem. The determination will either reflect a degradation or catastrophic (cable cut) event. Degradation Alarm - the Analyzer will determine the cause and the service affecting potential. If the trouble is deemed service affecting, the Analyzer will contact his immediate Supervisor and Maintenance personnel of the alarm and direct the maintenance personnel to the fault location. Maintenance personnel will ascertain the nature of the trouble and the Analyzer/Supervisor will be notified of repair requirements and time required by the Field Supervisor. The Maintenance Center Supervisor will apprise the Customer Telecommunications Operations Supervisor of the nature of the trouble and the proposed time frame for restoration. The NFN Maintenance Supervisor will maintain continual communications with the Customer Telecommunications Operations Supervisor until completion of final repair and acceptance to the Customer. In the event the Degradation Alarm is not service affecting, full time surveillance will be maintained for a period of 4 hours to ascertain the conditions of the deterioration. Following the full time surveillance period if degradation continues to exist, the Analyzer will contact Maintenance personnel for dispatch to clear alarm generation. Catastrophic Alarm - the Analyzer will retrieve the fiber under alarm and determine trouble and location. The system at this juncture has initiated multiple notification alarms (internally) to various levels of Supervision within NFN. The Analyzer will be additionally responsible to ensure alarms have been received by contacting the various designated personnel. The Analyzer will inform the designated individuals of location, size and number of Customers affected. Maintenance personnel will be dispatched immediately to the location in order to determine cause and restoration time frames. Maintenance Center Supervisor will contact all affected Customers to apprise them of our efforts and determination of anticipated time for restoration.

    NOTE: ALL RESTORED FIBERS WILL CONFORM TO SPECIFICATION OF THE ORIGINAL DESIGN.

                                      EXHIBIT E

                             NATIONAL FIBER NETWORK, INC.
                               POINT OF PRESENCE (POP)

                                  NFN BLDG.

    NFN BUILDING ADDRESS          ID#       STATUS

1.  150 Broadway                  252       Installed

2.  111 Pavonia Ave.              455       Installed

3.  140 E. 28th St.               463       Installed

4.  333 W. 52nd St.               487       Installed

5.  461 E.47th St.                493       Installed

6.  444 E. 10th St.               495       Installed

7.  810 7th Ave.                  597       Installed

8.  525 Washington Ave.           515       Installed

9.  1 W. 39th St.                 516       Installed

10. 8 E. 40th St.                 517       Installed

                                      EXHIBIT F


Network Properties and Statistics


Great care has been taken in selecting fiber & cable types so as to provide high flexibility in cable deployment while allowing for rapid restorative ability. Fusion splicing is the sole method of fiber connection used in the network with strategically located slack loops for future provisioning and maintenance purposes. Every attempt has been made to locate the cable in the lowest and most central possible duct bank position in order to minimize the effect of any disruptive activity from street work.

The technical parameters of customer systems that are currently on-line reflect the impressive results that are attainable using the topology employed by NFN. The average consumer system loss is 0.54 dB/km which includes cable loss, splice loss and cross-connection insertion loss. It should be kept in mind that the cable loss itself is rated at 0.40 dB/km with each system averaging over 23 km in end-to-end length. The splice loss of these systems through their total lengths reveal an average of 0.06 dB/splice with 0.15 dB being specified as the maximum absolute splice loss with our contractors.

Customer systems may have either point-to-point or a ring-type configuration depending on the specific requirements identified. NFN provides and encourages complete route diversity if requested by a customer. This entails not only identifying two separate street routings to link the customer locations, but also providing two separate building entrances with independent risers so as to achieve true redundancy in the fiber system. Thus, the only point of commonality between the two routings would be at the termination, not at the customer site.

                                      EXHIBIT G


                                   CONFIDENTIALITY


Definitions

Parties:           National Fiber Network, Inc. ("NFN")
                   US ONE Communications of New York, Inc. ("US ONE New York") US ONE Communications Corp. ("US ONE")

Disclosing Party:  The party providing Confidential Material to another party.

Receiving Party:   The party receiving Confidential Material from a Disclosing
                   Party.

Loan
Documents:    The "Loan Documents" as defined in a certain Amended and Restated
              Master Agreement dated as of April 15, 1996 between NFN and US
              ONE.

Confidential
Material:     Information and documents exchanged between Parties in connection with the performance of their respective obligations pursuant to the Loan Documents with the exception of information which (i) is or becomes generally available to the public other than as the result of a disclosure by the Receiving Party or its directors, officers, employees, agents or representatives in violation of this agreement, (ii) was available to the Receiving Party prior to its disclosure to that party by the Disclosing Party, or
              (iii) becomes available to the Receiving Party from a source other than the Disclosing Party providing such information, provided that such source is not bound by a confidentiality agreement with respect to such confidential material.

         A Receiving Party will not use Confidential Material received for any purpose except as shall be necessary to fulfill its respective obligations and exercise its rights in accordance wit the terms of the Loan Documents. A Receiving Party will not disclose (except as expressly provided herein) any portion of the Confidential Material to any person without the prior written consent of the Disclosing Party; provided, however, that any Receiving Party may disclose any Confidential Material to its directors, officers, employees, agents or representatives, it being understood that they shall be informed by the Receiving Party of the confidential nature of such information and that by receiving such information they shall agree with the Receiving Party to treat the Confidential Material accordance with this agreement.

         In the event that a Party is requested or required by law, judicial or governmental order, discovery request or other legal process or pronouncement to disclose any Confidential Material which it has received from a Disclosing Party, it will give the Disclosing Party prompt notice of such request so that either Party may seek an appropriate protective order. If in the absence of a protective order a Party is nonetheless required to disclose Confidential Material, it may disclose such information without liability hereunder; provided, however, that it gives the Disclosing Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon request and at the Disclosing Party's expense, reasonably cooperate with the Disclosing Party's efforts to obtain assurances that confidential treatment will be accorded to such information.

         The Parties agree that money damages would not be sufficient remedy for any breach of this agreement, and that in addition to all such remedies, the Parties shall be entitled (upon proof of all other necessary elements for such relief) to specific performance and injunctive or other equitable relief as a remedy for any such breach.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the Effective Date.

NATIONAL FIBER NETWORK, INC. US ONE COMMUNICATIONS OF NEW
                                  YORK, INC.



By:                          By:
    Stephen A. Garofalo,               James H. Sturges,
    President                          President

                                      SCHEDULE I

                              US ONE CONTRACT AMENDMENT
                          (PREPAYMENT REDUCED TO $3,530,000)

A.  CURRENT * MILE NETWORK                                 US ONE COST
    1.   * - Fiber Miles (FM)          PREPAID
    2.   Credit for additional * Fiber Miles (FM)          PREPAID
         i.   existing network = no minimum # strands
         ii.  future network = minimum of 8 strands

B.  CENTRAL OFFICES ALREADY BUILT
    1.   (2) 140 West Street                               PREPAID
    2.   East 38th Street                                  PREPAID

C.  CO'S TO BE BUILT @ US ONE'S SOLE OPTION

    CENTRAL OFFICE      AVAILABLE

    1. Broad St.                                 (3)$58,000
    2. W. 50th St.                               "
    3. W. 36th St.                               "
    4. Ave of the Americas                       "
    5. E 56th St                                 "
    6. Bridge St. (Bklyn)                        "
    7. W 73rd St.                                "
    8. E 79th St                                 "
    9. E 30th St                                 "
    10. W 18th St.                               "
    11. 204 Second Ave                           "
    12. Varick St.                               "
    13. E 97th St                                "
    14. Bway & Elm (Queens)                      "
    15. 2/Messerole St (Bklyn)

D.  CO's TO BUILD UPON US ONE'S REQUEST, BUT AT NFN'S SOLE OPTION

    CENTRAL OFFICE

    1. Main Street (White Plains)                T.B.D.
    2. Zeckendorf Blvd. (Nassau)                 T.B.D.
    3. Brentwood (Suffolk)                       T.B.D.
    4. 69 Cherry St. (Hicksville)                T.B.D.
    5. 7 Grant St. (Tuckahoe)                    T.B.D.

-------------------------

(2)  Single point of entry and non diverse path.
(3)  Average cost per C.O. (individual cost per C.O. may vary)

    6. 7 Washington St. (Lynbrook)               T.B.D.
    7. 50 W. 4th St (Huntington)                 T.B.D.
    8. 60 Main St. (Mineola)                     T.B.D.
    9. 199 Fulton St. (Hempstead)                T.B.D.
    10. 50 Broad St (Port Chester)               T.B.D.
    11. 159 Lowell Ave (Floral Park)                  T.B.D.

E.  OPTION FOR ADDITIONAL * FIBER MILES     * PER STRAND PER FM
                                            (* STRAND MINIMUM
                                            PREPAID 10 YEAR TERM

                                       2